EXHIBIT 10

June 29, 2005

Mr. Mats Berglund
Påvelundsgatan 16
426 77 Västra Frölunda
Sweden

Dear Mr. Berglund:

We are pleased to confirm your employment with Overseas Shipholding Group, Inc. (the "Company") effective beginning on a date to be agreed upon between you and the Company (the "Start Date") but no later than January 1, 2006, as follows:

  Title and Position. You will be Senior Vice President and Head of our Crude Transportation Business, reporting to our Chief Executive Officer ("CEO"). You will devote substantially all of your business time and reasonable best efforts to the performance of your duties and shall discharge your duties diligently, faithfully and in the best interests of the Company.
  Compensation and Benefits. The Company will pay you a base salary at the rate of $550,000 ("Base Salary") per year and you will be eligible for bonuses in accordance with our bonus plans which, for 2005 will be pro rated for the portion of the year you are employed by the Company. The Company's board of directors (the "Board") may increase the amount of such bonuses for 2005 in its sole discretion. You will participate, to the extent eligible, in the benefit plans and programs generally applicable to senior executives, including, but not limited to, the Company's 401(k) Plan, group health plan, life insurance benefits and disability insurance benefits.

  With respect to pension benefits, the Company will establish for your benefit, to the extent permitted in accordance with applicable law, a non-qualified supplemental executive retirement plan (an "Individual SERP") designed to provide you with pension benefits comparable to those provided to other senior executives under the Company's Basic Supplemental Executive Retirement Plan (the "Basic SERP") recognizing that because you will not be eligible to participate in the Company's qualified defined benefit plan (the "Qualified Plan"), your benefit under your Individual SERP will not be offset by amounts payable under the Qualified Plan. Notwithstanding the foregoing sentence, the Company reserves the right to amend your Individual SERP at the time the Basic SERP is either amended or terminated such that benefits provided to you pursuant to the Individual SERP are substantially similar to those provided to other senior executives (other than the CEO) pursuant to the Basic SERP. The Company further reserves the right to amend or terminate your Individual SERP as required to comply with applicable law, including Section 409A of the Internal Revenue Coe of 1986, as amended and the guidance issued thereunder.

  The change of control agreements in place for the other senior executives which are due to expire in October of 2005 are currently under review. The Company will provide you with the same type of change of control protection, if any, that will be provided to the other senior executives following the expiration of their current agreements.

  Initial Stock Option Grant. You will be granted options to acquire such number of shares of our common stock as will have an aggregate value (determined by the Company on a Black-Scholes valuation) of $250,000, vesting in three equal tranches on the first, second and third anniversaries of the Start Date, provided that you are employed by the Company on each such date.
  Initial Restricted Stock. You will be awarded such number of shares of our restricted stock as will have an aggregate value of $250,000, based on our common stock's fair market value on the Start Date. Restrictions on one fourth of the shares will lapse on each of the next four anniversaries of the Start Date, provided you are employed by the Company on each such date.
  Moving Expenses. Upon presentation of appropriate documentation, you will be reimbursed for the reasonable costs of moving to the United States, including real estate broker fees, in an amount not to exceed $75,000.
  Termination. If your employment with the Company terminates as a result of your death, disability or your voluntary termination, the Company will pay (i) any Base Salary earned but not yet paid, (ii) any accrued vacation pay, (iii) any bonus for any prior completed year earned to the extent provided under the terms of the applicable plan or program but not yet paid, and (iv) any amounts due under any other plan of the Company applicable to you (the "Accrued Amounts"). You will not be entitled to any other amounts.
  Termination Without Cause or For Good Reason. If the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined in Exhibit A), you will receive your Accrued Amounts and, provided such termination is prior to the third anniversary of the Start Date, subject to your execution of a general release specified by us, the Company will (i) pay your monthly Base Salary for a period of 24 months, and (ii) provide you and your eligible dependents for a period of up to 18 months ending in any event when you receive new full-time employment (subject to you paying the same portion of premiums you paid as an active employee), continued coverage under Company health plans. You will not be entitled to any other amounts.
  For Cause. If the Company terminates your employment for Cause, the Company will pay you the Accrued Amounts other than any unpaid bonus, and you shall not be entitled to any other amounts.
  Confidential Information, Non-Competition and Non-Solicitation.
    While you are employed by the Company and for one year thereafter, you will not engage in Solicitation and will not enter into Competition with the Company or its affiliates; provided that if your employment by the Company terminates on or after the third anniversary of the Start Date,, you will not enter into Competition with the Company or its affiliates for six months after the end of your employment.
    Competition means: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States, or in any country where the Company or its affiliates do business) in a business in competition with any business conducted by the Company as of the date of the termination of your employment.
    Solicitation means: (i) recruiting, soliciting or inducing any employee of the Company or its affiliates to terminate such employment, or hiring or assisting another person or entity to hire any such employee or any person who within six months before had been such an employee, or (ii) soliciting or inducing any customer or prospective customer of the Company to become a customer of any other person or entity with respect to products and/or services then sold or under development by the Company or to otherwise cease doing (or reduce the amount of) business with the Company or its affiliates, and you will not authorize or approve the taking of such actions by any other person or entity.
    If any restriction set forth in this Section 9 is unenforceable, (i) it will be interpreted to extend over the maximum period of time, activities or geographic area as to which it may be enforceable, and (ii) such invalidity will not affect the remaining provisions of this Section.
    During and after your employment, you will hold confidentially all confidential information, knowledge or data relating to the Company and its affiliates, including any confidential information of customers of the Company and its affiliates.
    During and after your employment, you will not criticize or disparage the Company or its affiliates or their officers, directors, employees, services or products. The foregoing shall not apply to criticisms made by you privately to the CEO or our Board.
    In the event of a breach or potential breach of this Section 9, the Company and its affiliates will be caused irreparable injury and money damages may not be an adequate remedy. The Company will be entitled to injunctive relief (in addition to other remedies).
    In the event of a material breach of this Section 9 by you, the Company may cease paying you, and shall be relieved of any obligation with regard to, any payments under Section 7.
  Miscellaneous. Your employment is at will and may be terminated by us at any time for any reason or no reason, provided that, in the event of your voluntary termination of employment prior to the third anniversary of the Start Date, you shall give the Company thirty (30) days' prior written notice. This Agreement is governed by the laws of the State of New York, contains the entire understanding with respect to your employment, and may not be waived or amended orally. Our Board will be entitled to reasonably determine disability, which shall be conclusive. You represent that you are not subject to any limitations on your entering into or performing this Agreement. The Company may withhold taxes from amounts payable under this Agreement. This Agreement is subject to you providing upon commencement of employment evidence of your legal right to work in the United States. The Company will assist you in, and pay any applicable reasonable legal fees in connection with, obtaining a visa.
/s/Morten Arntzen
Morten Arntzen, President Chief Executive Officer

Agreed & Accepted:

/s/Mats Berglund
Mats Berglund

EXHIBIT A

CAUSE. For purposes of this Agreement, Cause means: (i) your willful misconduct of a material (but determined without regard to the size of the Company) nature, either (A) involving the Company or its assets, business or employees or in the performance of your duties, or (B) which is materially injurious to the Company economically or to the Company's reputation as determined in good faith by the Board; (ii) your conviction for (or pleading guilty or nolo contendre to) (A) a felony, (B) any other crime involving any financial or moral impropriety or turpitude, or (C) any other crime which, in the good faith determination of a majority of the Board would materially interfere with your ability to perform your services to the Company or otherwise be materially injurious to the Company economically or to the Company's reputation (provided that for purposes of this subpart (ii), a felony or crime shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, "U.S. law") and any action or inaction which takes place outside of the United States, if it would be a felony or crime under U.S. law); (iii) your continued and substantial failure to perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury and further provided that any temporary adjustments in authority, duties or responsibility made by the Company in connection therewith shall not be Good Reason), which failure has continued for a period of at least thirty (30) days after written notice thereof from the Company; (iv) your breach of any material provisions of Section 1 (other than performance efforts issues) or Section 9 of this Agreement, which breach, if curable, is not cured within thirty (30) days after written notice thereof from the Company; or (v) your failure to attempt in good faith to promptly follow a written direction of the CEO which direction indicates that failure to do so shall be grounds for termination, provided that the failure will not be considered "Cause" if you, in good faith, believe that such direction, or implementation thereof, is illegal and you promptly so notify the CEO in writing. No act or failure to act by you shall be deemed to be "willful" if you believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company. The Board shall not terminate you for Cause without giving you at least ten (10) days' prior written notice of its consideration of such termination and the opportunity to appear, in person or by telephone, before the Board. Upon giving you such notice of its intent, the Board may suspend you for up to twenty (20) days from your position pending such determination without it being treated either as a breach of this Agreement or Good Reason.

GOOD REASON. For purposes of this Agreement, Good Reason means any of the following events without your prior written consent that is not cured by the Company within thirty (30) days of written notice given to the Company: (i) any material diminution in your position, duties, responsibilities or authority, or the assignment to you of duties and responsibilities materially inconsistent with your position, except in connection with your termination for Cause or as a result of your death, or temporarily as a result of your incapacity or other absence for an extended period; (ii) a reduction in your annual Base Salary; (iii) a relocation of your principal business location to an area which is outside of a fifty (50) mile radius of Manhattan, New York City, New York; (iv) any material breach by the Company of any material provision of this Agreement; or (v) the failure of an acquiror of all or substantially all of the assets or business of the Company to assume the Company's obligations under this Agreement.